Page 1 of 12 Pages

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                                 (Amendment No.1)*

                               METRO NETWORKS, INC.
          -----------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
             -----------------------------------------------------
                         (Title of Class of Securities)

                                   591918107
             -----------------------------------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement [ ].
(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                            Page 2 of 12 Pages

CUSIP No. 591918107
------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Baron Capital Group, Inc.
------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [X]
                                                             (b)  [ ]
------------------------------------------------------------------------------
   3   SEC USE ONLY


------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       New York
------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES              40,000
  BENEFICIALLY  --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             1,847,500
   REPORTING    --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH                    40,000
                --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                           1,847,500
------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,887,500
------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       11.4%
------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       HC, CO
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                                            Page 3 of 12 Pages

CUSIP No. 591918107
------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       BAMCO, Inc.
------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [X]
                                                             (b)  [ ]
------------------------------------------------------------------------------
   3   SEC USE ONLY


------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       New York
------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES                         0
  BENEFICIALLY  --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH               1,590,000
   REPORTING    --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH                           0
                --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                         1,590,000
------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,590,000
------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       9.6%
------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       IA
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                                                Page 4 of 12 Pages

CUSIP No. 591918107
------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Baron Capital Management, Inc.
------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [X]
                                                             (b)  [ ]
------------------------------------------------------------------------------
   3   SEC USE ONLY


------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       New York
------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES               40,000
  BENEFICIALLY  --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH               257,500
   REPORTING    --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH                40,000
                --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                     257,500
------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       297,500
------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       1.8%
------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       IA
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                                            Page 5 of 12 Pages

CUSIP No. 591918107
------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Baron Asset Fund
------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [X]
                                                             (b)  [ ]
------------------------------------------------------------------------------
   3   SEC USE ONLY


------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       Massachusetts
------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES                    0
  BENEFICIALLY  --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             1,230,000
   REPORTING    --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH                     0
                --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       1,230,000
------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,230,000
------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       7.4%
------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       IV, OO
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                                            Page 6 of 12 Pages

CUSIP No. 591918107
------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Ronald Baron
------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [X]
                                                             (b)  [ ]
------------------------------------------------------------------------------
   3   SEC USE ONLY


------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       USA
------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES           40,000
  BENEFICIALLY  --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH               1,847,500
   REPORTING    --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH                 40,000
                --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       1,847,500
------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,887,500
------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       11.4%
------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       HC, IN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                                            Page 7 of 12 Pages

Item 1.
        (a)  Name of Issuer:
             Metro Network, Inc.
        (b)  Address of Issuer's Principal Executive Offices:
             2800 Post Oak Boulevard
             Suite 4000
             Houston, TX 77056

Item 2.
        (a)  Name of Persons Filing:
               Baron Capital Group, Inc. ("BCG")
               BAMCO, Inc. ("BAMCO")
               Baron Capital Management, Inc. ("BCM")
             Baron Asset Fund  ("BAF")
             Ronald Baron
        (b)  Address of Principal Business Office:
               767 Fifth Avenue
               24th Floor
               New York, NY 10153
        (c)  Citizenship:
               BCG, BAMCO and BCM are New York corporations,
             Baron Asset Fund is a Massachusetts Business
             Trust and is Ronald Baron is a citizen of the
             United States
        (d)  Title of Class Securities:
               Common Stock
        (e)  CUSIP Number:
               591918107

Item 3.    PERSONS FILING

       BCG and Ronald Baron are:
            (f) Parent holding companies, in accordance with
                Section 240.13d-1 (b) (ii) (G)
        BAMCO and BCM are:
              (g) Investment Advisers registered under section 203 of
                  the Investment Advisors Act Of 1940
              (h) Group, in accordance with Rule 13d-1(b)(1)(ii)(F)
       BAF is:
            (i)     Investment Company Registered under section 8 of
               the Investment Company Act.
       All persons filing are:
            (j)     Group, in accordance with Rule 13d-1 (b) (1) (ii) (F)

                                                 Page 8 of 12 Pages
Item 4.    OWNERSHIP^

         (a) Amount Beneficially Owned as of December 31, 1997:
               BCG:           1,887,500 shares
               BAMCO:         1,590,000 shares
               BCM:             297,500 shares
             BAF:             1,230,000 shares
             Ronald Baron:  1,887,500 shares
         (b) Percent of Class:
             BCG:        11.4%
               BAMCO:         9.6%
               BCM:           1.8%
             BAF:        7.4%
             Ronald Baron: 11.4%


^BCG and Ronald Baron disclaim beneficial ownership of shares held by their controlled entities (or the investment advisory clients thereof) to the extent such shares are held by persons other than BCG and Ronald Baron. BAMCO and BCM disclaim beneficial ownership of shares held by their investment advisory clients to the extent such shares are held by persons other than BAMCO, BCM and their affiliates.

                                                Page 9 of 12 Pages

          (c) Number of shares as to which such person has:
                (i)   sole power to vote or direct the vote:
                      BCG:     40,000
                          BAMCO:        0
                          BCM:      40,000
                      BAF:         0
                      RB:           40,000
                (ii)  shared power to vote or direct the vote:
                      BCG:    1,847,500
                          BAMCO:  1,590,000
                          BCM:     257,500
                      BAF:    1,230,000
                      RB:         1,847,500
                (iii) sole power to dispose or to direct the disposition of:*
                      BCG:     40,000
                          BAMCO:        0
                          BCM:       40,000
                      BAF:          0
                      RB:           40,000
                (iv)  shared power to dispose or direct the disposition of:*
                          BCG:    1,847,500
  BAMCO:  1,590,000
                          BCM:      257,500
                      BAF:    1,230,000
                      RB:         1,847,500
Item 5.  OWNERSHIP OF 5% OR LESS OF A CLASS

         Not applicable.

Item 6.  OWNERSHIP OF MORE THAN 5% ON BEHALF OF ANOTHER PERSON

         The advisory clients of BAMCO and BCM have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Issuer's common stock in their accounts. To the best of the Filing Persons' knowledge, no person has such interest relating to more than 5% of the outstanding class of securities.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
         HOLDING COMPANY

         BAMCO and BCM are subsidiaries of BCG. BAF is an investment Advisory client of BAMCO. Ronald Baron owns controlling interest in BCG.

Item 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         See Item 3.

* By virtue of investment advisory agreements with their respective clients, BAMCO and BCM have been given the discretion to dispose or the disposition of the securities in the advisory accounts.
  All such discretionary agreements, are however, revocable.

                                                 Page 10 of 12 Pages

Item 9.  NOTICE OF DISSOLUTION OF GROUP

         Not applicable.

Item 10. Certification

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

Signature

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

  Date:  February 13, 1998

                    Baron Capital Group, Inc.,BAMCO, Inc.,
                        Baron Capital Management, Inc. and
                        Baron Asset Fund
                        By:

                        /s/ Ronald Baron
                        _______________________________________
                            Ronald Baron, President


                        Ronald Baron, Individually


                        By:

                        /s/ Ronald Baron
                        _______________________________________
                            Ronald Baron, President

                                             Page 11 of 12 Pages


                       Joint Filing Agreement



    The undersigned each hereby agree that the Schedule 13G dated
February 13, 1998, which relates to the common stock of Metro Network, Inc.,is to be filed jointly on behalf of each of them for the reasons stated therein, and any amendments thereto shall be filed jointly by the undersigned.

Dated:  February 13, 1998

                      Baron Capital Group, Inc.,
                          BAMCO, Inc., Baron Capital Management, Inc.
                      and Baron Asset Fund
                          By:

                          /s/ Ronald Baron
                          ______________________________
                              Ronald Baron,President



                          Ronald Baron, Individually
                          By:

                          /s/ Ronald Baron
                          _______________________________________
                              Ronald Baron, President